Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-82016, 333-08049 and 333-44410) of our report dated February 27, 2007, with respect to our audit of the consolidated financial statements of Cellular Technical Services Company, Inc. and Subsidiary as of December 31, 2006 and for the year then ended, included in the Annual Report in Form 10-KSB for the year ended December 31, 2006.

/s/ Eisner LLP
New York, New York

March 26 , 2007